Ex-99.2 a)


As of and for the year ended December 31, 2001, Cendant Mortgage Corporation (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $110 million and $20 million, respectively.

Cendant Mortgage Corporation

/s/ Terrence W. Edwards
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Terrence W. Edwards
President and Chief Executive Officer

/s/ Mark Danahy
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Mark Danahy
Senior Vice President &
Chief Financial Officer

/s/ Martin L. Foster
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Martin L. Foster
Senior Vice President - Loan Servicing